Exhibit 99.1

Terayon Reports First Quarter 2003 Financial Results

Santa Clara, California – April 29, 2003 – Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading supplier of broadband solutions, today reported revenues of $22.3 million for the first quarter 2003, a decrease of 61% from $57.2 million for the first quarter 2002. The net loss for the first quarter was $24.0 million or $0.33 per share, compared to a net loss of $4.1 million or $0.06 per share for the same period in 2002. These results include the impact of a restructuring charge of $3.2 million, or $0.04 per share, associated with the workforce reduction announced in March 2003.

“Despite difficult market conditions, we came within our previously announced revenue target range for the first quarter,” said Zaki Rakib, Terayon’s CEO. “Like other equipment providers serving the cable industry, Terayon is experiencing a challenging and uncertain spending environment in 2003. However, we are encouraged by the growing orders for our DOCSIS 2.0 (Data Over Cable Service Interface Specification) cable modems and that four of the top five U.S. cable operators are in various stages of testing or conducting field trials of our DOCSIS 2.0 CMTS (Cable Modem Termination System).”

Terayon took several steps during the first quarter to accelerate its path to profitability. These included a workforce reduction and further realignment of the company’s operating expenses with current market conditions. “Identifying areas to streamline and further consolidation of operations to meet our financial goals, while still investing strategically for the future, remain key objectives for Terayon in 2003,” said Rakib.

Terayon ended the quarter with $179.4 million in cash and short-term investments, and $65.1 million in convertible debt. Accounts receivable days sales outstanding (DSO) for the first quarter was 71 days compared with 61 days reported for the quarter ended December 31, 2002.

Terayon expects revenues in the second quarter ending June 30, 2003 to be in the range of $24 million to $28 million and the net loss to be in the range of $0.20 to $0.24 per share.

Webcast of Earnings Call

     Terayon will conduct a conference call today concerning this announcement at 2 p.m. Pacific Time (5 p.m. Eastern Time). US residents who wish to listen to the call should dial (888) 428-4480 at least 10 minutes prior to the start time. International callers should dial (612) 288-0318. A replay of the call will be available for 30 days at the Terayon website or by calling (800) 475-6701 in the US or (320) 365-3844 outside the U.S. The access code for the replay is 681570.

About Terayon

Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world’s leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon is on the web at www.terayon.com.

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon that involve risks and uncertainties, including Terayon’s ability to develop and bring to market new products, the acceptance of Terayon’s new products in the market, Terayon’s ability to gain new business, the expansion of operations by Terayon’s customers, the deployment of Terayon’s products in specific markets and Terayon’s ability to lower and align its operating expenses with market conditions, as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

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